ZeroFox Announces Fourth Quarter Fiscal Year 2023 Financial Results

Achieves record revenue of $45 million and annual recurring revenue of $157 million

Washington, D.C., – March 14, 2023 – ZeroFox Holdings, Inc. (Nasdaq: ZFOX), a leading external cybersecurity provider, today announced financial results for the fourth quarter ended January 31, 2023.

“We closed out fiscal year 2023 with positive Q4 results, which exceeded the high end of our revenue guidance. Last year was transformational for ZeroFox. We were the only cybersecurity company to go public where we raised significant growth capital and completed our strategic acquisition of IDX.” said James C. Foster, Chairman and CEO of ZeroFox." We believe the continued expansion of the external attack surface and increasing threat sophistication will accelerate the external cybersecurity platform mandate even during uncertain macroeconomic environments. As we look to this fiscal year, we remain focused on capturing the significant growth opportunities we see in external cybersecurity while progressing on our path to profitability."

Fourth Quarter Fiscal Year 2023 Financial Highlights

●
Revenue: Total revenue was $45.4 million.
●
Annual Recurring Revenue was $156.7 million.
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Gross margin: GAAP gross margin was 31% and non-GAAP gross margin was 41%. GAAP subscriptions gross margin was 44% and non-GAAP subscriptions gross margin was 73%.
●
Loss from Operations: GAAP loss from operations was $21.1 million. Non-GAAP loss from operations was $7.2 million.
●
Cash and Cash Equivalents were $47.5 million on January 31, 2023.

Recent Highlights

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Ended the year with 1,203 subscription customers including 147 subscription customers with ARR greater than $100,000, an increase of 25% year over year.
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Awarded 2022 Global Digital Risk Protection Competitive Strategy Leadership Award by Frost & Sullivan for leadership in Digital Risk Protection.
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Released key research on 2023 cyber threat predictions and executive protection in conjunction with SANS Institute.
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Launched PII removal solution to find and remove executive personal information from over 100 data broker sites that could be leveraged for digital or physical attacks.

Financial Outlook

ZeroFox is providing the following guidance for the first fiscal quarter of 2024:

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Revenue of $44.0 million to $44.6 million.

●
Non-GAAP loss from operations of $9.8 million to $9.3 million.

ZeroFox is providing the following guidance for full year fiscal 2024:

●
Revenue of $183.0 million to $187.0 million.
●
Non-GAAP loss from operations of $29.0 million to $26.0 million.

ZeroFox has not reconciled its expectations as to non-GAAP loss from operations to their most directly comparable GAAP measures because certain items are out of ZeroFox’s control or cannot be reasonably predicted. Accordingly, a reconciliation for forward-looking non-GAAP loss from operations is not available without unreasonable effort.

Additional information regarding the non-GAAP financial measures and key business measures discussed in this release, including an explanation of these measures and how each is calculated, is included below under the heading “Use of Non-GAAP Financial Measures and Key Business Measures.” A reconciliation of non-GAAP to GAAP financial measures has also been provided in the financial tables included below and is available on our Investor Relations website.

Note that the comparison to prior year GAAP operating results is not meaningful because the financial results for the prior year's period consist only of our predecessor, ZeroFox, Inc. and do not include the operating results of IDX. Supplemental financial information that includes historical, stand-alone financial statements for ZeroFox and IDX is available on our Investor Relations website.

About ZeroFox

ZeroFox (Nasdaq: ZFOX), an enterprise software-as-a-service leader in external cybersecurity, has redefined security outside the corporate perimeter on the internet, where businesses operate, and threat actors thrive. The ZeroFox platform combines advanced AI analytics, digital risk and privacy protection, full-spectrum threat intelligence, and a robust portfolio of breach, incident and takedown response capabilities to expose and disrupt phishing and fraud campaigns, botnet exposures, credential theft, impersonations, data breaches, and physical threats that target your brands, domains, people, and assets. Join thousands of customers, including some of the largest public sector organizations as well as finance, media, technology and retail companies to stay ahead of adversaries and address the entire lifecycle of external cyber risks. ZeroFox and the ZeroFox logo are trademarks or registered trademarks of ZeroFox, Inc. and/or its affiliates in the U.S. and other countries. Visit www.zerofox.com for more information.

Conference Call and Webcast Information

ZeroFox will host a conference call today, March 14, 2023, at 8:00 a.m. to discuss its financial results. To access this call, please pre-register using this link: ZeroFox F4Q23 Earnings Pre-Registration. The live webcast and a webcast replay of the conference call can be accessed from the investor relations page of ZeroFox’s website at https://ir.zerofox.com.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including statements related to our anticipated financial results for our first quarter of fiscal year 2024 and fiscal year 2024, growth opportunities in external cybersecurity and our progress to achieving profitability are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. The inclusion of any statement in this press release does not constitute an admission by ZeroFox or any other person that the events or circumstances described in such statement are material. These risks and uncertainties include, but are not limited to, the following: our ability to recognize the anticipated benefits of the business combination; defects, errors, or vulnerabilities in the ZeroFox platform, the failure of the ZeroFox platform to block malware or prevent a security breach, misuse of the ZeroFox platform, or risks of product liability claims that would harm our reputation and adversely impact our business, operating results, and financial condition; if our enterprise platform offerings do not interoperate with our customers’ network and security infrastructure, or with third-party products, websites or services, our results of operations may be harmed; we may not timely and cost-effectively scale and adapt our existing technology to meet our customers’ performance and other requirements; our ability to introduce new products and solutions and features is dependent on adequate research and development resources and our ability to successfully complete acquisitions; our success depends, in part, on the integrity and scalability of our systems and infrastructure; we rely on third-party cloud providers to host and operate our platform, and any disruption of or interference with our use of these offerings may negatively affect our ability to maintain the performance and reliability of our platform which could cause our business to suffer; we rely on software and services from other parties; we have a history of losses, and we may not be able to achieve or sustain profitability in the future; if organizations do not adopt cloud, and/or SaaS-delivered external cybersecurity solutions that may be based on new and untested security concepts, our ability to grow our business and our results of operations may be adversely affected; we have experienced rapid growth in recent periods, and if we do not manage our future growth, our business and results of operations will be adversely affected; we face intense competition and could lose market share to our competitors, which could adversely affect our business, financial condition, and results of operations; competitive pricing pressure may reduce revenue, gross profits, and adversely affect our financial results; adverse general and industry-specific economic and market conditions and reductions in customer spending, in either the private or public sector, including as a result of inflation and geopolitical uncertainty such as the ongoing conflict between Russia and Ukraine, may reduce demand for our platform or products and solutions, which could harm our business, financial condition and results of operations; the COVID-19 pandemic could adversely affect our business, operating results, and financial condition; if we fail to adapt to rapid technological change, evolving industry standards and changing customer needs, requirements or preferences, our ability to remain competitive could be impaired; one U.S. government customer accounts for a substantial portion of our revenues; and we rely heavily on the services of our senior management team.

Additional information concerning these, and other risks, is described under the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ZeroFox” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of IDX” sections of our final prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act of 1933 on October 7, 2022, in connection with our registration statement on Form S-1 and in subsequent prospectus supplements filed with the SEC. We expressly disclaim any obligation to update any of these forward-looking statements, except to the extent required by applicable law.

Use of Non-GAAP Financial Measures and Key Business Measures

In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measures and key business measures are useful in evaluating our operating performance. We use the following non-GAAP financial information and key business measures to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance by excluding certain items that may not be indicative of our business, results of operations or outlook. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP.

Other companies, including companies in our industry, may calculate similarly titled non-GAAP measures and key business measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures and key business measures as tools for comparison.

A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate our business.

Non-GAAP Gross Profit and Non-GAAP Gross Margin

We define non-GAAP gross profit and non-GAAP gross margin as GAAP gross profit and GAAP gross margin, respectively, excluding stock-based compensation expense and amortization of acquired intangible assets.

Non-GAAP Subscription Gross Profit and Non-GAAP Subscription Gross Margin

We define non-GAAP subscription gross profit and non-GAAP subscription gross margin as GAAP subscription gross profit and GAAP subscription gross margin, respectively, excluding stock-based compensation expense and amortization of acquired intangible assets.

Non-GAAP Services Gross Profit and Non-GAAP Services Gross Margin

We define non-GAAP services gross profit and non-GAAP services gross margin as GAAP services gross profit and GAAP services gross margin, respectively, excluding stock-based compensation expense and amortization of acquired intangible assets.

Non-GAAP Research and Development Expense, Non-GAAP Sales and Marketing Expense and Non-GAAP General and Administrative Expense

We define these non-GAAP measures as their respective GAAP measures, excluding stock-based compensation expense, amortization of acquired intangible assets, and costs incurred for the business combination.

Non-GAAP Loss from Operations

We define non-GAAP loss from operations as GAAP loss from operations, excluding stock-based compensation expense, amortization of acquired intangible assets, costs incurred for the business combination and goodwill impairment charge.

Annual Recurring Revenue (ARR)

We define ARR as the annualized contract value of all recurring revenue related to contracts in place at the end of the reporting date assuming any contract is renewed on its existing terms. We continue to include ARR from customers whose term has expired within 90 days of the applicable measurement date for which we are actively negotiating renewal.

Subscription Customer

We define a subscription customer as any entity that has entered into a distinct subscription agreement for access to the ZeroFox platform or services for which the term has not ended or with which we are continuing to provide service and negotiating a renewal contract that expired within 90 days of the applicable measurement date. We do not consider our channel partners as customers, and we treat managed service security providers, who may purchase our offerings on behalf of multiple companies, as a single subscription customer.

ZEROFOX HOLDINGS, INC.

Consolidated Statement of Operations

(Unaudited)

(in thousands, except share and per share data)	Three Months Ended January 31, 2023	August 4, 2022 to January 31, 2023

Revenue
Subscriptions	$16,505	$31,679
Services	28,892	56,707
Total revenue	45,397	88,386
Cost of revenue (1)(2)
Subscriptions	9,304	18,225
Services	22,241	43,600
Total cost of revenue	31,545	61,825
Gross profit	13,852	26,561

Operating expenses (1)(2)
Research and development	6,497	12,134
Sales and marketing	19,112	35,859
General and administrative	9,316	18,218
Goodwill impairment	—	698,650
Total operating expenses	34,925	764,861
Loss from operations	(21,073)	(738,300)
Other (expense) income
Interest expense, net	(3,439)	(7,867)
Change in fair value of warrant liability	(473)	5,364
Change in fair value of sponsor earnout shares	423	9,634
Total other (expense) income	(3,489)	7,131
Loss before income taxes	(24,562)	(731,169)
Benefit from income taxes	(8,073)	(10,522)
Net loss after tax	$(16,489)	$(720,647)

Net loss per share attributable to common stockholders, basic and diluted	$(0.14)	$(6.17)
Weighted-average shares used in computation of net loss per share attributable to common stockholders, basic and diluted	116,870,963	116,862,277

Other comprehensive loss
Foreign currency translation	(83)	(101)
Total other comprehensive loss	(83)	(101)
Total comprehensive loss	$(16,572)	$(720,748)

ZEROFOX HOLDINGS, INC.

Consolidated Statement of Operations

(Unaudited)

1 Includes stock-based compensation as follows:

(in thousands)	Three Months Ended January 31, 2023	August 4, 2022 to January 31, 2023
Cost of revenue - subscriptions	$89	$97
Cost of revenue - services	35	36
Research and development	395	452
Sales and marketing	434	518
General and administrative	1,242	1,397
Total stock-based compensation expense	$2,195	$2,500

2 Includes amortization of acquired intangible assets as follows:

(in thousands)	Three Months Ended January 31, 2023	August 4, 2022 to January 31, 2023
Cost of revenue - subscriptions	$4,790	$9,425
Cost of revenue - services	—	—
Research and development	—	—
Sales and marketing	6,044	11,894
General and administrative	883	1,737
Total amortization of acquired intangible assets	$11,717	$23,056

ZEROFOX HOLDINGS, INC.

Consolidated Balance Sheet

(Unaudited)

(in thousands, except share data)	January 31, 2023

Assets
Current assets:
Cash and cash equivalents	$47,549
Accounts receivable, net of allowance for doubtful accounts	29,609
Deferred contract acquisition costs, current	5,456
Prepaid expenses and other assets	5,300
Total current assets	87,914

Property and equipment, net of accumulated depreciation	671
Capitalized software, net of accumulated amortization	253
Deferred contract acquisition costs, net of current portion	7,751
Acquired intangible assets, net of accumulated amortization	262,444
Goodwill	406,608
Operating lease right-of-use assets	720
Other assets	550
Total assets	$766,911

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$3,099
Accrued compensation, accrued expenses, and other current liabilities	18,751
Current portion of long-term debt	15,938
Deferred revenue, current	47,977
Operating lease liabilities, current	406
Total current liabilities	86,171

Deferred revenue, net of current portion	5,981
Long term debt, net of deferred financing costs	157,843
Operating lease liabilities, net of current portion	427
Warrants	2,581
Sponsor earnout shares	2,445
Deferred tax liability	22,592
Total liabilities	278,040

Commitments and contingencies

Stockholders' equity
Common stock, $0.0001 par value; 136,657,312 authorized shares; 118,190,135 shares issued and outstanding	12
Additional paid-in capital	1,243,637
Accumulated deficit	(754,677)
Accumulated other comprehensive loss	(101)
Total stockholders’ equity	488,871
Total liabilities and stockholders' equity	$766,911

ZEROFOX HOLDINGS, INC.

Consolidated Statement of Cash Flows

(Unaudited)

(in thousands)	Three Months Ended January 31, 2023	August 4, 2022 to January 31, 2023

Cash flows from operating activities:
Net loss	$(16,489)	$(720,647)
Adjustments to reconcile net loss to net cash used in operating activities:
Goodwill impairment	—	698,650
Depreciation and amortization	213	366
Amortization of software development costs	20	25
Amortization of acquired intangible assets	11,717	23,056
Amortization of deferred debt issuance costs	13	24
Amortization of right-of-use assets	253	526
Stock-based compensation	2,195	2,500
Provision for bad debts	29	32
Change in fair value of warrants	473	(5,364)
Change in fair value of sponsor earnout shares	(423)	(9,634)
Deferred taxes	(8,446)	(10,992)
Noncash interest expense	3,380	6,564
Changes in operating assets and liabilities:
Accounts receivable	(611)	(3,736)
Deferred contract acquisition costs	(311)	(1,267)
Prepaid expenses and other assets	1,454	(187)
Accounts payable, accrued compensation, accrued expenses, and other current liabilities	481	(8,274)
Deferred revenue	898	1,365
Operating lease liabilities	(140)	(413)
Net cash used in operating activities	(5,294)	(27,406)

Cash flows from investing activities:
Proceeds from Trust account	—	34,864
Business acquisition - IDX, net of cash acquired	—	(49,803)
Business acquisition - ZeroFox, net of cash acquired	—	(48,369)
Purchases of property and equipment	(157)	(313)
Capitalized software	(104)	(278)
Net cash used in investing activities	(261)	(63,899)

Cash flows from financing activities:
Proceeds from issuance of convertible notes, net of issuance costs	—	149,872
Proceeds from the PIPE	—	20,000
Exercise of stock options	10	122
Repurchase of class A ordinary shares	—	(24,626)
Payment of deferred underwriting fee	—	(6,054)
Repayment of debt	(235)	(469)
Net cash (used in) provided by financing activities	(225)	138,845

Foreign exchange translation adjustment	(92)	(101)

Net change in cash, cash equivalents, and restricted cash	(5,872)	47,439
Cash, cash equivalents, and restricted cash at beginning of year	53,521	210
Cash, cash equivalents, and restricted cash at end of year	$47,649	$47,649

ZEROFOX HOLDINGS, INC.

Non-GAAP Financial Measures and Reconciliation to GAAP Results

(Unaudited)

Non-GAAP Gross Profit and Non-GAAP Gross Margin

(in thousands)	Three Months Ended January 31, 2023	August 4, 2022 to January 31, 2023
Revenue	$45,397	$88,386
Gross profit	13,852	26,561
Add: Stock-based compensation expense	124	133
Add: Amortization of acquired intangible assets	4,790	9,425
Non-GAAP gross profit	$18,766	$36,119
Gross margin	31%	30%
Non-GAAP gross margin	41%	41%

Non-GAAP Subscriptions Gross Profit and Non-GAAP Subscriptions Gross Margin

(in thousands)	Three Months Ended January 31, 2023	August 4, 2022 to January 31, 2023
Subscriptions revenue	$16,505	$31,679
Subscriptions gross profit	7,201	13,454
Add: Stock-based compensation expense	89	97
Add: Amortization of acquired intangible assets	4,790	9,425
Non-GAAP subscriptions gross profit	$12,080	$22,976
Subscriptions gross margin	44%	42%
Non-GAAP subscriptions gross margin	73%	73%

Non-GAAP Services Gross Profit and Non-GAAP Services Gross Margin

(in thousands)	Three Months Ended January 31, 2023	August 4, 2022 to January 31, 2023
Services revenue	$28,892	$56,707
Services gross profit	6,651	13,107
Add: Stock-based compensation expense	35	36
Add: Amortization of acquired intangible assets	—	—
Non-GAAP services gross profit	$6,686	$13,143
Services gross margin	23%	23%
Non-GAAP services gross margin	23%	23%

ZEROFOX HOLDINGS, INC.

Non-GAAP Financial Measures and Reconciliation to GAAP Results

(Unaudited)

Non-GAAP Research and Development Expense

(in thousands)	Three Months Ended January 31, 2023	August 4, 2022 to January 31, 2023
Research and development expense	$6,497	$12,134
Less: Stock-based compensation expense	395	452
Less: Amortization of acquired intangible assets	—	—
Non-GAAP research and development expense	$6,102	$11,682

Non-GAAP Sales and Marketing Expense

(in thousands)	Three Months Ended January 31, 2023	August 4, 2022 to January 31, 2023
Sales and marketing expense	$19,112	$35,859
Less: Stock-based compensation expense	434	518
Less: Amortization of acquired intangible assets	6,044	11,894
Non-GAAP sales and marketing expense	$12,634	$23,447

Non-GAAP General and Administrative Expense

(in thousands)	Three Months Ended January 31, 2023	August 4, 2022 to January 31, 2023
General and administrative expense	$9,316	$18,218
Less: Stock-based compensation expense	1,242	1,397
Less: Amortization of acquired intangible assets	883	1,737
Less: Expenses related to the business combination	—	1,161
Non-GAAP general and administrative expense	$7,191	$13,923

Non-GAAP Loss from Operations

(in thousands)	Three Months Ended January 31, 2023	August 4, 2022 to January 31, 2023
Loss from operations	$(21,073)	$(738,300)
Add: Stock-based compensation expense	2,195	2,500
Add: Amortization of acquired intangible assets	11,717	23,056
Add: Expenses related to the business combination	—	1,161
Add: Goodwill impairment	—	698,650
Non-GAAP loss from operations	$(7,161)	$(12,933)

Media Inquiries

Malory Van Guilder

press@zerofox.com

Investor Relations

Marc P. Griffin, ICR

Todd Weller, ZeroFox

investor@zerofox.com